InnerWorkings Receives Anticipated Letter from NASDAQ Due to Late Form 10-Q
CHICAGO, IL – May 18, 2018 – InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, announced that, as a result of not having timely filed its Form 10-Q for the quarter ended March 31, 2018, it has received a customary notification letter from NASDAQ, stating that the Company is not currently in compliance with NASDAQ Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the U.S. Securities and Exchange Commission (the “SEC”). The Form 10-Q filing is delayed as a result of additional time required by the Company to complete the restatement of certain of its historical financial statements, as previously disclosed on May 7, 2018.
Such notices are routinely issued by NASDAQ when there are late filings with the SEC. The NASDAQ letter has no immediate effect on the listing or trading of the Company’s common stock. The letter requests that the Company submit a plan to regain compliance with respect to NASDAQ’s listing standards no later than July 16, 2018. However, the Company anticipates that it will file the Form 10-Q in advance of that date, and therefore, believes that submission of a plan will not be necessary.
About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,000 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
Forward-Looking Statements
This release contains forward-looking statements under the federal securities laws. We can give no assurance regarding any of these statements. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.
Contact:
InnerWorkings, Inc.
Bridget Freas
312-589-5613
bfreas@inwk.com